EXHIBIT 99

Oak Hill Financial Posts Record Quarter With 16% Earnings Increase Thursday April 10, 4:30 pm ET



JACKSON, Ohio, April 10 /PRNewswire-FirstCall/ -- Oak Hill Financial, Inc. (Nasdaq: OAKF - News) today reported net earnings from operations for the three months ended March 31, 2003 of $2,846,000, or $.51 per diluted share, an increase of 16.4% over the $2,446,000, or $.46 per diluted share, in net earnings that the company recorded for the quarter ended March 31, 2002.

The first quarter 2003 operating earnings have been adjusted for non- recurring tax savings of $133,000 resulting from a one-time tax savings of $533,000 for the full year 2003. Including the non-recurring item, the company's net income for the first quarter of 2003 was $2,979,000, or $.54 per diluted share.


Oak Hill Financial's total assets increased 3.9% over the prior year, ending the first quarter of 2003 at $837.9 million as compared to $806.6 million at March 31, 2002. Net loans at March 31, 2003 were $712.1 million, up 6.3% from March
31, 2002. Conversely, the investment portfolio declined 6.5% as management elected to reduce the portfolio to better position the company for an anticipated higher interest rate environment in the future.


In reviewing the first quarter, Oak Hill Financial Chairman and CEO John D. Kidd said, "This year was expected to present a much more difficult operating environment for the banking industry, so we are particularly pleased with our earnings results. We had excellent years in 2002 and 2001, and our people are working very hard to keep the record earnings this quarter going through 2003."


Reviewing the earnings, Kidd stated, "We've focused heavily on the net interest margin, with excellent results. Non-interest income was up considerably over the prior year, reflecting an increase in gain on sale of loans fueled by continued high volume in mortgage originations and excellent growth in insurance commissions. Non-interest expense has increased, but that has come almost entirely from adding key people and facilities to drive our future growth. Finally, while nonperforming loans are still at a higher level than we prefer, which is to a large degree a function of the economy, our credit administration people are continuing to manage them well and charge- offs remain at low levels.


"Our market areas suffered through one of the worst winters in years," Kidd added, "and that, coupled with the economy, had an impact on commercial and consumer loan growth. In addition, we continued to experience loan payoffs in the low interest rate environment as we remained unwilling to jeopardize our net interest margin by reducing loan rates to marginally profitable levels. On the other hand, our mortgage servicing portfolio is growing rapidly, creating a formidable income stream for the future. Also, the volume of commercial real estate loans picked up considerably in the latter part of the quarter, and both our commercial and residential loan pipelines are strong going into the second quarter. We expect loan demand to continue to improve, and we see further increases in non-interest revenues, thus we are confident that our earnings estimate for the year 2003 is realistic."


Key Issue Review and Outlook


Net Interest Margin -- Net interest margin for the first quarter was 4.30%, an increase over the 4.14% recorded for the fourth quarter of 2002. The performance of the margin exceeded management's earlier projections and was the result of aggressive efforts to maintain the company's yield on earning assets, while continuing to reduce liability costs. The latter was achieved through replacement of certain wholesale liabilities with lower-cost alternatives and reductions in overall deposit costs. Management believes that, while it will be difficult to maintain the margin at the first quarter level, it should still be manageable at a level sufficient for 2003 earnings to be within the company's estimated range.


Operating Expenses & Efficiency -- Non-interest expense was 2.97% of average assets for the first quarter of 2003, as compared to 2.80% for the first quarter of 2002. The efficiency ratio for the same periods was 56.4% and 56.7%, respectively. The increase was attributable in part to the addition of management and staff personnel and new facilities consistent with the company's long-term growth and expansion strategy. Also, annual employee salary increases, which in the past were granted effective in the third quarter, were moved to the first quarter to bring the company in line with industry practices. In addition, the company experienced higher-than-average increases in employee health insurance costs, and utilities expense was up due to the unusually harsh winter. Management expects that the non-interest expense ratio will decrease and the efficiency ratio will improve in subsequent quarters as the company "grows into" its current expense structure.

Non-Interest Income -- Non-interest income was $2,404,000 in the first quarter, an increase of 43.6% over the first quarter of 2002. The growth in non-interest income was primarily the result of increases in the gain on sale of loans and revenues from various fee-producing services. While mortgage loan originations remain at record levels, management continues to anticipate a decline in the gain on sale of loans as the demand for mortgage refinancing moderates, which is likely if long-term interest rates rise. This effect should be tempered, however, by the company's emphasis on SBA lending, which is less rate-dependent and generates a higher gain on a per-loan basis.


Other non-interest revenue sources continued to perform well during the first quarter. Insurance commissions increased 25.6% as the company's insurance agency affiliate generated substantial new business for the group health insurance products in which it specializes and maintained a very high retention rate among its existing client base. Also, the company has introduced new fee-generating services at its bank and finance company affiliates that should contribute to future increases in the "other non- interest income" category.


Asset Quality -- At the end of the first quarter, the nonperforming loans/total loans and nonperforming assets/total assets ratios were 1.05% and 0.93%, respectively, essentially unchanged from the 1.03% and 0.88%, respectively, posted at December 31, 2002. The largest of the non-performing loans, which the company has discussed in earlier releases, represents 0.16% of the nonperforming loan ratio. Another non-performing loan, also discussed in a previous release, contributes 0.14% to the nonperforming loan ratio. The maximum expected loss on all nonperforming loans combined is less than $500,000.


Net charge-offs (non-annualized) for the first quarter were 0.03% of loans, with the annualized rate being 0.14%. This compares to the 0.12% and 0.50%, respectively, posted in the fourth quarter of 2002. The first quarter charge-off rate is low by historical standards and would be difficult to maintain. However, management believes that its objective to maintain net charge-offs at or below 0.20% for the full year 2003 is reasonable.


The persistent levels of non-performing loans have led the company to increase its allowance for loan and lease losses (ALLL). In this regard, consistent with regulatory guidelines, the company uses various formulas to determine its ALLL. The methodology takes into consideration not only charge- offs but also the rated quality of its loans based on loan review grades as well as the types and amounts of loans comprising the portfolio, while allowing some discretion by management to make adjustments based on near-term economic conditions. While no further increases in the non-performing loan ratio are expected at this point, management increased the ALLL/total loans ratio to 1.30% at the end of the first quarter from 1.29% at December 31, 2002.


Overall Strategy -- Oak Hill Financial will continue to pursue revenue growth through originating adjustable-rate commercial loans, commercial real estate loans and residential mortgage loans; fixed-rate residential mortgage loans and SBA loans for sale in the secondary market; and consumer loans. Management believes that commercial and commercial real estate loans hold the greatest potential for growth and margin improvement within its bank subsidiary. Non-interest income growth and diversification of non-interest revenues are also key elements of the company's strategy, and cross-selling additional services to the company's diverse customer base remains a major focus in the pursuit of non-interest income.


Asset/Loan Growth -- The company's total assets grew at a 2.0% annual rate during the first quarter, while loans increased at 5.8%. As previously released, the company's objectives for 2003 call for approximately 10% growth in loans and assets. Portfolio loan growth was below this pace in the first quarter, which management believes is attributable to payoffs on existing loans as borrowers sought lower rates, the severe winter, and general economic conditions. Going forward, the company has clear indications that loan demand is increasing, particularly in the commercial area, and it has traditionally achieved its highest loan growth rates in the second through fourth quarters. Therefore, management believes that 10% loan growth is still attainable. However, management's first priorities continue to be credit quality, the net interest margin, and the company's earnings objectives.


Expansion -- During the first quarter, the company's Oak Hill Banks subsidiary completed construction of a new regional headquarters and commercial lending facility in a rapidly growing area of Warren County, Ohio, and the Action Finance affiliate opened a new consumer lending office in Athens, Ohio. Also, in a move to reduce overhead, Action Finance consolidated two offices in Jackson County, Ohio into a single office. Later in 2003, the company plans to establish two full-service Oak Hill Banks branches and one Action Finance office at a location to be determined.


Estimate -- The company is reiterating its previously released estimate that earnings per share from operations for the full year 2003 will be in the range of $2.08 to $2.18 per share. Management has developed several possible scenarios under which the earnings estimate can be achieved and believes it is attainable under low, moderate, and high-growth scenarios.


Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks and Action Finance Company, operate 24 full-service banking offices, five bank loan production offices, and six consumer finance offices in 15 counties across southern and central Ohio. A third subsidiary, Oak Hill Financial Insurance Agency, provides group health plans and other insurance services to over 350 business and public- sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.


Forward-Looking Statements Disclosure


This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 10, 2003 Press Release




                                                    At or For the Three Months
                                                          Ended March 31,
(In thousands)                                           2003          2002
--------------------------------------------------------------------------------


SUMMARY OF FINANCIAL CONDITION

Total assets                                          $837,864       $806,571
Interest-bearing deposits and federal funds sold         1,365         11,272
Investment securities                                   81,575         87,201
Loans receivable - net                                 712,093        669,691
Deposits                                               662,552        653,730
Federal Home Loan Bank advances and other borrowings   101,830         90,554
Stockholders' equity                                    70,529         58,153



     The Company discloses net earnings, diluted earnings per share and certain performance ratios adjusted for non-recurring items. Management believes that presenting this information is an additional measure of performance that investors can use to compare operating results between reporting periods. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America ("U.S. GAAP"). In accordance with Securities and Exchange Commission Regulation G, reconciliation of the Company's U.S. GAAP information to its operating information is presented in the table below.


                                                    At or For the Three Months
                                                         Ended March 31,
(In thousands, except share data)                      2003             2002
--------------------------------------------------------------------------------


RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER
PERFORMANCE MEASURES

Net earnings (U.S. GAAP)                                $ 2,979       $ 2,531

Non-recurring items, net of tax:
     Gain on sale of a former branch location                --           (80)

     Reduction in tax expense                              (133)           --
     Other                                                   --            (5)
--------------------------------------------------------------------------------
Net earnings from operations                            $ 2,846       $ 2,446
================================================================================



Diluted earnings per share (U.S. GAAP)                  $  0.54       $  0.47

Non-recurring items, net of tax:
     Gain on sale of a former branch location                           (0.01)
     Reduction in tax expense                             (0.03)
--------------------------------------------------------------------------------
Diluted earnings per share from operations              $  0.51       $  0.46
================================================================================

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 10, 2003 Press Release




                                                    At or For the Three Months
                                                            Ended March 31,
(In thousands, except share data)                       2003             2002
--------------------------------------------------------------------------------

RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER
PERFORMANCE MEASURES (continued)

Non-interest expense (U.S. GAAP)                       $ 5,903        $ 5,412

Non-recurring items:
     Reduction in tax expense                              203
     Other                                                                  7
--------------------------------------------------------------------------------
Non-interest expense from operations                   $ 6,106        $ 5,419
================================================================================


Non-interest income (U.S. GAAP)                        $ 2,404        $ 1,796

Non-recurring items:
     Gain on sale of a former branch location                            (122)
--------------------------------------------------------------------------------
Non-interest income from operations                    $ 2,404        $ 1,674
================================================================================


SUMMARY OF OPERATIONS (1)

Interest income                                        $13,740        $14,237
Interest expense                                         5,320          6,446
--------------------------------------------------------------------------------
     Net interest income                                 8,420          7,791
Provision for losses on loans                              509            460
--------------------------------------------------------------------------------
     Net interest income after provision for losses
     on loans                                            7,911          7,331
Gain on sale of loans                                      926            395
Insurance commissions                                      676            538
Other non-interest income                                  802            741
General, administrative and other expense                6,106          5,419

     Earnings before federal income taxes                4,209          3,586
Federal income taxes                                     1,363          1,140
--------------------------------------------------------------------------------
Net earnings from operations                           $ 2,846        $ 2,446
================================================================================


SELECTED PERFORMANCE RATIOS FROM OPERATIONS (1)(4)

Diluted earnings per share (3)                         $  0.51        $   0.46
================================================================================
Return on average assets                                   1.38%         1.26%
Return on average equity                                  16.75%        17.21%
Non-interest expense to average assets                     2.97%         2.80%
Efficiency ratio                                          56.40%        56.73%

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 10, 2003 Press Release





                                                      At or For the Three Months
                                                             Ended March 31,
In thousands, except share data)                              2003        2002
--------------------------------------------------------------------------------

PER SHARE INFORMATION (U.S. GAAP)

Basic earnings per share (2)                                 $  0.55     $  0.48
================================================================================
Diluted earnings per share (3)                               $  0.54     $  0.47
================================================================================
Dividends per share (2)                                      $  0.13     $  0.12
================================================================================
Book value per share                                          $12.94      $11.01
================================================================================



OTHER STATISTICAL AND OPERATING DATA (U.S. GAAP) (4)

Return on average assets                                        1.45%      1.31%
Return on average equity                                       17.53%     17.81%
Non-interest expense to average assets                          2.87%      2.79%
Net interest margin (fully-taxable equivalent)                  4.30%      4.24%
Total allowance for losses on loans to non-performing loans   124.53%    173.90%
Total allowance for losses on loans to total loans              1.30%      1.27%
Non-performing loans to total loans                             1.05%      0.73%
Non-performing assets to total assets                           0.93%      0.81%
Net charge-offs to average loans (actual for the period)        0.03%      0.03%
Net charge-offs to average loans (annualized)                   0.14%      0.10%
Equity to assets at period end                                  8.42%      7.21%
Efficiency ratio                                               54.53%     56.65%
--------------------------------------------------------------------------------

(1) Does not include a $122,000, pre-tax gain on the sale of a former branch location for the three months ended March 31, 2002. Includes $202,500, pre-tax reduction in tax expense for the three months ended March 31, 2003 resulting from a one-time pre-tax savings of $810,000 for 2003.

(2) Based on 5,421,597 and 5,274,240 weighted-average shares outstanding for the three months ended March 31, 2003 and 2002, respectively.

(3) Based on 5,564,562 and 5,338,534 weighted-average shares outstanding for the three months ended March 31, 2003 and 2002, respectively.

(4)  Annualized where appropriate.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 10, 2003 Press Release




                                                     At or For the Three Months
                                                           Ended March 31,
(In thousands, except share data)                        2003          2002
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                21,066         25,364
Trading account securities
Securities available for sale                            77,903         83,794
Securities held to maturity                               3,672          3,407
Other securities                                          5,821          5,415
Total securities                                         87,396         92,616
Total cash and securities                               108,462        117,980
Loans and leases held for investment (1)                716,390        676,766
Loans and leases held for sale (1)                        3,061            306
Total loans and leases (1)                              719,451        677,072
Allowance for losses on loans                             9,409          8,635
Goodwill                                                    413            413
Other intangible assets
Total intangible assets                                     413            413
Mortgage servicing rights                                 2,051          1,254
Purchased credit card relationships
Other real estate owned                                     278          1,583
Other assets                                             16,618         16,904
Total assets                                            837,864        806,571


BALANCE SHEET - LIABILITIES

Deposits                                                662,552        653,730
Borrowings                                               96,830         85,554
Other liabilities                                         2,945          4,126
Total liabilities                                       762,327        743,410
Redeemable preferred stock
Trust preferred securities                                5,000          5,000
Minority interests                                            8              8
Other mezzanine level items
Total mezzanine level items                               5,008          5,008
Total liabilities and mezzanine level items             767,335        748,418


BALANCE SHEET - EQUITY

Preferred equity
Common equity                                            70,529         58,153
MEMO ITEM: Net unrealized gain (loss) on securities
     available for sale, net of tax                       1,235           (302)
End of period shares outstanding (2)                  5,451,841      5,283,378
Options outstanding                                     631,367        808,043
Treasury shares held by the Company                     142,387        310,850
--------------------------------------------------------------------------------

(1)  Data is net of unearned  interest,  gross of allowance  for losses on loans
(2)  Excludes treasury shares

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 10, 2003 Press Release




                                                     At or For the Three Months
                                                           Ended March 31,
(In thousands, except share data)                        2003           2002
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

Repurchase plan announced?                                 No              No
Number of shares to be repurchased in plan                N/A             N/A
Number of shares repurchased during the period            N/A             N/A
Average price of repurchased shares                       N/A             N/A


INCOME STATEMENT

Interest income                                        13,740          14,237
Interest expense                                        5,320           6,446
Net interest income                                     8,420           7,791
Net interest income (fully-taxable equivalent)          8,554           7,940
Provision for losses on loans                             509             460
Non-recurring income:
      Gain on sale of a former branch                                     122
         Other miscellaneous non-recurring income                           7
Trading account income
Foreign exchange income
Trust income
Insurance commissions                                     676             538
Service charges on deposits                               477             454
Gain on sale of loans                                     926             395
Gain on investment securities transactions                122              49
Other non-interest income                                 203             238
Total non-interest income                               2,404           1,674
Employee compensation and benefits                      3,555           3,220
Occupancy and equipment expense                           761             601
Foreclosed property expense
Amortization of intangibles
Other general, administrative and other expense         1,588           1,598
Total non-interest expenses                             5,904           5,419
Net income before taxes                                 4,411           3,715
Federal income taxes                                    1,432           1,184
Net income before extraordinary items                   2,979           2,531
Extraordinary items
Net income                                              2,979           2,531


CHARGE-OFFS

Loan charge-offs                                          381             293
Recoveries on loans                                       139             124
Net loan charge-offs                                      242             169


AVERAGE BALANCE SHEET

Average loans and leases                              715,074         663,248
Average other earning assets                           92,295          97,121

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 10, 2003 Press Release




                                                     At or For the Three Months
                                                           Ended  March 31,
(In thousands, except share data)                       2003            2002
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

AVERAGE BALANCE SHEET (continued)

Average total earning assets                            807,369        760,369
Average total assets                                    833,522        785,494
Average total time deposits                             416,925        403,168
Average other interest-bearing deposits                 182,036        170,342
Average total interest-bearing deposits                 598,961        573,510
Average borrowings                                      103,894         92,759
Average interest-bearing liabilities                    702,855        666,269
Average preferred equity
Average common equity                                    68,908         57,634


ASSET QUALITY AND OTHER DATA

Non-accrual loans                                         6,923          4,478
Renegotiated loans
Loans 90+ days past due and still accruing                  632            488
Total non-performing loans                                7,555          4,966
Other real estate owned                                     278          1,583
Total non-performing assets                               7,833          6,549


ADDITIONAL DATA

1 - 4 family mortgage loans serviced for others         208,902        156,003
Proprietary mutual fund balances
Fair value of securities held to maturity                 3,572          3,155
Full-time equivalent employees                              329            318
Total number of full-service banking offices                 24             24
Total number of bank and thrift subsidiaries                  1              2
Total number of ATMs                                         27             27


LOANS RECEIVABLE

Real estate                                             239,979        237,151
Commercial real estate                                  274,834        227,992
Commercial and other                                    133,422        135,359
Consumer                                                 71,416         76,872
Credit cards                                              1,371          1,424
--------------------------------------------------------------------------------
      Loans receivable - gross                          721,022        678,798
Unearned interest                                        (1,571)        (1,726)
--------------------------------------------------------------------------------
      Loans receivable - net of unearned interest       719,451        677,072
Allowance for losses on loans                            (9,409)        (8,635)
--------------------------------------------------------------------------------
      Loans receivable - net (1)                        710,042        668,437
================================================================================

(1)  Does not include mortgage servicing rights.



Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 10, 2003 Press Release




                                                      At or For the Three Months
                                                           Ended March 31,
(In thousands, except share data)                        2003          2002
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

DEPOSITS

Non-interest bearing                                     62,641       62,563
Core interest-bearing                                   503,413      448,445
Non-core interest-bearing                                96,498      142,722
--------------------------------------------------------------------------------
      Total deposits                                    662,552      653,730
================================================================================


Yield/average earning assets (fully-taxable equivalent)  6.97%           7.67%
Cost/average earning assets                              2.67%           3.43%
--------------------------------------------------------------------------------
      Net interest income (fully-taxable equivalent)     4.30%           4.24%
================================================================================